                                                                       EXHIBIT 3


                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 16th day of July, 2002, by and among U.S. REALTEL, INC., a Delaware corporation (the "U.S. RealTel"), Cypress Communications, Inc., a wholly-owned subsidiary of the Issuer ("Cypress" and together with U.S. RealTel, the "Issuers") and the parties listed on Schedule I attached hereto (being referred to individually as a "Purchaser" and collectively herein as the "Purchasers"). Annex A hereto contains certain defined terms used herein.

         WHEREAS, Cypress has agreed to purchase certain assets (the "Assets") for providing shared tenant telecommunications services in various locations utilizing in-building distribution networks (the "Business") pursuant to that certain Asset Purchase Agreement, dated May 31, 2002, by and among Cypress and Intermedia Communications, Inc., Shared Technologies Fairchild, Inc., Shared Technologies Fairchild Telecom, Inc., MCI Worldcom Communications, Inc. and Worldcom, Inc. (collectively, the "Worldcom Parties"), as amended by Amendment No. 1 to Asset Purchase Agreement, dated July 16, 2002 (the "Asset Purchase Agreement");

         WHEREAS, in connection with the Asset Purchase Agreement, Cypress and certain of the Worldcom Parties shall execute and deliver certain agreements to provide and perform certain services in connection therewith (together will all documents and agreement executed in connection with the Asset Purchase Agreement being referred to herein, collectively, the "Worldcom Agreements");

         WHEREAS, the Purchasers desire to purchase from the Issuers, and the Issuer desires to issue to the Purchasers, Fixed Rate Convertible Notes due July 1, 2009 in the form attached hereto as Exhibit A (the "Notes"), and Series A Preferred Stock, par value $.001 per share of U.S. RealTel (the "Preferred Stock") with such rights, preferences and privileges as set forth in the Certificate of Designations filed with the Secretary of State in the form attached hereto as Exhibit B (the "Certificate of Designation") the proceeds of which shall be used to purchase the Assets and Business pursuant to the Asset Purchase Agreement (the "Worldcom ABN Transaction");

         WHEREAS, in connection with the sale and issuance of the Notes and Preferred Stock hereunder, U.S. RealTel shall issue to the Purchasers warrants, in the form attached hereto as Exhibit C (the "Warrants"), to purchase shares of U.S. RealTel's common stock, par value $.001 per share (the "Common Stock"), under the terms and conditions as set forth herein; and

         WHEREAS, in connection with the Worldcom ABN Transaction and the execution and delivery of this Agreement, the Issuers desire to execute a Loan Agreement, dated as of the date hereof, by and among the Issuers and the Lenders stated therein (the "Mezzanine Lenders") pursuant to which the Issuers shall issue term notes to the Mezzanine Lenders with an aggregate principal amount of Eight Million Dollars ($8,000,000) (the "Mezzanine Loans").

         NOW, THEREFORE in consideration of the premises and the mutual covenants contained herein, the Issuers and the Purchasers hereby agree as follows:

1.       PURCHASE AND SALE OF THE NOTES, WARRANTS AND PREFERRED STOCK.

         1.1      Authorization of Issuance of the Notes, Warrants and
Preferred Stock.

                  1.1.1 Notes. The Boards of Directors of the Issuers have authorized the issuance and sale, on the terms and conditions set forth herein, of the Notes, dated July 16, 2002 in the aggregate principal amount of up to Ten Million Dollars ($10,000,000).

                  1.1.2 Warrants. The Board of Directors of U.S. RealTel has authorized the issuance and sale of Warrants to purchase shares of Common Stock on the terms and conditions set forth herein.

                  1.1.3 Preferred Stock. The Board of Directors of U.S. RealTel has designated 10 shares of its blank check preferred stock as Series A Preferred Stock and authorized the issuance and sale of the Preferred Stock on the terms and conditions set forth herein. The Preferred Stock will be transferable only with the Notes as provided herein.

         1.2 Issuance of Notes and Preferred Stock. Subject to the terms and conditions of this Agreement, the Issuers hereby issue and sell to the Purchasers the Notes and Preferred Stock, with each Purchaser purchasing a Note with the principal amount of such Note that is indicated opposite of such Purchaser's name on Schedule I hereto and the number of shares of Preferred Stock indicated opposite of such Purchaser's name on Schedule I hereto.

                  1.2.1 Purchase Price. The purchase price for each Note and the shares of Preferred Stock issued to each Purchaser shall be as indicated opposite such Purchaser's name on Schedule I hereto (the "Purchase Price").

         1.3 Issuance of Warrants. U.S. RealTel hereby issues to each Purchaser Warrants to purchase that number of shares of Common Stock into which such Purchaser's Note would be convertible immediately prior to the redemption of the Notes by the Issuers pursuant to Section 2.8 hereof, at which time the Warrants shall become exercisable at an exercise price of $1.13 per share, as adjusted pursuant to Section 2.7 hereof (the "Exercise Price"). The date on which the Warrants are exercised is hereinafter referred to as the "Exercise Date." The Warrants shall expire on July 1, 2009.

         1.4 Closing Deliveries. The closing of the issuance of the Notes, Preferred Stock and Warrants (the "Closing") shall take place at the offices of King & Spalding, on the date hereof (the "Closing Date"), or at such other location or in such other manner including fax or mail as may be agreed by the parties hereto. At the Closing, the parties shall deliver the agreements, instruments, documents and certificates described in Section 5 and Section 6 hereof.

         1.5 Reservation of Shares. From and after the date hereof, U.S. RealTel shall reserve and keep available for issuance such number of its authorized but unissued shares of its Common Stock as will be sufficient to permit the conversion in full of the Notes into Common Stock or the issuance of Common Stock upon the exercise of the Warrants in full, as applicable, and in each case in accordance with this Agreement and the terms of the Notes and the Warrants. All shares of Common Stock that are so issuable shall, when issued upon conversion or exercise, be duly and validly issued and fully paid and non-assessable. If at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion or exercise of all the outstanding Notes or Warrants, U.S. RealTel shall use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         1.6 Use of Cash Proceeds. The Issuers hereby agree to use the cash proceeds from the sale of the Notes, the Warrants and the Preferred Stock exclusively for the purchase of the Assets and the Business, together with the proceeds of the Mezzanine Loans and the proceeds from that certain loan from Silicon Valley Bank pursuant to that certain Loan and Security Agreement dated July 12, 2002, in connection with the Worldcom ABN Transaction pursuant to the Asset Purchase Agreement. If the Worldcom ABN Transaction does not close within two (2) days of the date hereof, the Issuers shall pay within three (3) days of the date hereof to each Purchaser the Purchase Price paid by each Purchaser pursuant to this Agreement in accordance with the wire transfer instructions provided to the Issuers by each Purchaser.

         1.7 Agreements. Each of the parties hereto has delivered the respective agreements and other documents described in Section 5 and Section 6 of this Agreement.

2.       OTHER PROVISIONS RELATING TO THE NOTES AND THE WARRANTS.

         2.1 Interest on the Notes. Subject to Section 2.2, interest on the Notes shall accrue at a rate per annum equal to seven and one-half percent (7.50%) compounding quarterly. Interest shall be payable at maturity of the Notes, whether on July 1, 2009 (the "Maturity Date"), by acceleration or otherwise or upon redemption of the Notes pursuant to Section 2.8, unless the Notes are converted into shares of Common Stock pursuant to Section 2.5.

         2.2 Default Rate of Interest. If the Issuers fail to pay on the due date therefor, whether on the Maturity Date, by acceleration or otherwise, any principal owing under the Notes, then interest shall accrue on such unpaid principal from the due date to but excluding the date on which such principal is paid in full at a rate per annum equal to ten percent (10%) (the "Default Rate"). Interest calculated at the Default Rate shall be due and payable upon demand by the Purchasers.

         2.3 Calculation of Interest. Interest payable on the Notes shall be calculated on the basis of a year of 360 days consisting of twelve 30-day months. If the date for any payment of principal is extended (whether by operation of this Agreement, any provision of law or otherwise), interest shall be payable for such extended time at the rates provided herein. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be due on the next succeeding Business Day. For purposes of this Agreement, "Business Day" shall mean any day on which commercial banks located in Atlanta, Georgia are required or permitted by law to be open for the purpose of conducting a commercial banking business.

         2.4 Usury. In no event shall the amount of interest due or payable on any Note, when aggregated with all amounts payable by the Issuers under any of the Transaction Agreements (as hereinafter defined) that are deemed or construed to be interest, exceed the maximum rate of interest allowed by applicable law and, in the event any such payment is made by the Issuer or received by a Purchaser, then such excess sum shall be credited as a payment of principal and the balance, if any, returned to the Issuers. It is the express intent of the parties hereto that the Issuers not pay, and the Purchasers not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Issuers under applicable law.

         2.5 Conversion of Notes. At any time on or prior to the Maturity Date, at the election of any Purchaser, a Note held by such Purchaser may be converted in whole or in part into that number of fully paid and non-assessable shares of Common Stock equal to (A) the principal amount of the Note being converted plus all accrued interest with respect to such converted principal amount divided by (B) $1.13, as adjusted pursuant to Section 2.7 hereof (the "Conversion Price"). The date on which such conversion occurs is hereinafter referred as the "Conversion Date."

                  2.5.1 Conversion Procedure. Each Purchaser that elects to convert its Note pursuant to Section 2.5 shall give prompt written notice of its election to convert to the Issuers (the "Conversion Notice"), specifying the amount to be converted into shares of Common Stock. Each such Purchaser shall promptly surrender its Note for conversion to the Issuers. Upon receipt by the Issuers of such Note, the Issuers shall issue a certificate or certificates for the applicable number of shares of Common Stock and cash in lieu of fractional shares, if applicable. In the event that a Purchaser converts less than the entire principal amount of a Note pursuant to this
Section 2.5, the Issuers shall issue to such Purchaser a replacement Note equal to the remaining principal amount of the surrendered Note which was not converted. Each replacement Note shall be dated as of the date of the surrendered Note. Each conversion pursuant to Section 2.5 shall be deemed to have been effected on the date of the Conversion Notice and at such time the rights of holders of such Notes shall cease with respect to the Notes so converted, and all Notes (or portions thereof) subject to such conversion outstanding on such date shall be deemed to constitute the shares of Common Stock into which such Notes are convertible as provided herein, and each Purchaser in whose name any Note is registered shall be deemed to have become on said date the holder of record of the shares of Common Stock represented thereby.

         2.6 Exercise of Warrants. Upon the redemption of the Notes pursuant to Section 2.8, each Purchaser's Warrant shall become exercisable in whole or in part for that number of fully paid and non-assessable shares of Common Stock equal to (A) the principal amount of such Purchaser's Note being redeemed plus all accrued interest thereon divided by (B) the Exercise Price then in effect.

         2.7 Adjustments to Conversion Price and Exercise Price. The Conversion Price and the Exercise Price shall be subject to adjustment as follows:

                  2.7.1 Adjustment for Subdivisions or Combinations of Common Stock; Stock Dividends. In the event U.S. RealTel at any time or from time to time after the date hereof effects a subdivision or split of its Common Stock into a greater number of shares of Common Stock or shall issue a stock dividend on the outstanding Common Stock, then on the Conversion

Date or the Exercise Date, as applicable, the Conversion Price or Exercise Price, as applicable, shall be proportionately decreased for all such subdivisions or splits or the issuance of such dividend which shall have occurred in the period between the date hereof and the Conversion Date or the Exercise Date, as applicable. In the event U.S. RealTel at any time or from time to time after the date hereof effects a combination of the outstanding Common Stock into a lesser number of shares of Common Stock, then on the Conversion Date or the Exercise Date, as applicable, the Conversion Price or Exercise Price, as applicable, shall be proportionately increased for all such combinations which shall have occurred in the period between the date hereof and the Conversion Date or the Exercise Date, as applicable.

                  2.7.2    Recapitalizations, Reclassifications,
Reorganizations, etc. In the event of any recapitalization, reclassification, reorganization, consolidation, merger or similar transaction of U.S. RealTel with or into another Person or the sale, transfer or other disposition of all or substantially all of the assets of U.S. RealTel and its Subsidiaries (viewed as a whole) to another Person, each Note shall thereafter be convertible into, and each Warrant shall thereafter be exercisable for, the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Common Stock of U.S. RealTel deliverable upon conversion of the Notes or upon exercise of the Warrants would have been entitled upon such recapitalization, reorganization, consolidation, merger, sale or similar transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors, including the approval of the directors designated by the Purchasers) shall be made in the application of the provisions set forth in this Section 2.7 with respect to the rights and interests thereafter of the Purchasers, to the end that the provisions set forth in this Section 2.7 shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon conversion of the Notes or upon exercise of the Warrants.

                  2.7.3 Certificate as to Adjustments. Upon the occurrence of each determination or readjustment of the Conversion Price and the Exercise Price pursuant to this Section 2.7, U.S. RealTel at its expense shall promptly compute such determination or readjustment in accordance with the terms hereof and shall prepare and furnish to each Purchaser a certificate setting forth (i) such determination or readjustments, (ii) the Conversion Price and Exercise Price in effect, (iii) the number of shares of Common Stock that at that time would be received upon the conversion of the Notes and upon exercise of the Warrants; and (iv) reasonable detail regarding the facts upon which such determination or readjustment is based.

                  2.7.4 Notices of Record Date. In the event of any taking by U.S. RealTel of a record of the holders of any class of securities other than the Notes and the Warrants for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any rights convertible into, exchangeable for, or entitling the holder thereof to receive shares of Common Stock ("Common Stock Equivalents") or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, U.S. RealTel shall mail to each Purchaser, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or rights.

         2.8      Redemption of the Notes.


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


                  2.8.1 Optional Redemption. The Issuers may, at their option at any time after the date hereof (the "Redemption Date"), upon notice as provided in Subsection 2.8.2, redeem the Notes in whole or in part, at the principal amount of the Notes so prepaid, plus accrued interest to and including the date of redemption; provided, that any such redemption pursuant to this Section 2.8 shall be pro rata among the Notes held by the Purchasers.

                  2.8.2 Notice of Optional Redemption. The Issuers shall provide each Purchaser written notice of any optional redemption of Notes pursuant to Section 2.8 not less than 10 days and not more than 30 days prior to the Redemption Date. Such notice shall specify (i) the Redemption Date, (ii) the principal amount of each Note and the accrued interest thereon, and (iii) the Conversion Price in effect as of the date of such notice.

                  2.8.3 Effect of Redemption. Notwithstanding anything to the contrary, it is the intention of the parties that the terms and conditions of this Agreement, including the covenants contained in Section 7 hereof, shall remain in effect upon the redemption of the Notes until the earlier to occur of
(i) the exercise of the Warrants in full, or (ii) the expiration of the Warrants.

         2.9 Maturity of Notes. Unless the Notes are converted into shares of Common Stock in accordance with Section 2.5 hereof or redeemed by the Issuers in accordance with Section 2.8 hereof prior to the Maturity Date, the outstanding principal amount of the Notes, together with the accrued interest thereon, shall become due and payable on the Maturity Date.

         2.10 Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of the Notes or upon exercise of the Warrants. In lieu of fractional shares, the Issuers shall pay cash in an amount equal to the closing price of a share of Common Stock of U.S. RealTel on the Conversion Date or Exercise Date, as applicable, multiplied by the fraction of a full share of Common Stock represented by such fractional share.

3.       REPRESENTATIONS AND WARRANTIES OF THE ISSUER.

The Issuers hereby represents and warrants to the Purchasers as set forth below.

         3.1 Organization and Standing; Charter and Bylaws. The Issuers are corporations duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and are in good standing under such laws. The Issuers are qualified to do business as a foreign corporation in every jurisdiction in which the failure to so qualify would have a material adverse effect upon the business, assets, liabilities, properties, financial condition, results of operation or business prospects of the Issuers (a "Material Adverse Effect"). The Issuers have the requisite corporate power and authority to own and operate their properties and assets and to carry on their business as presently conducted and as proposed to be conducted. The Issuers have previously delivered to the Purchasers complete and accurate copies of their respective Certificates of Incorporation and bylaws, as presently in effect.

         3.2 Corporate Power. The Issuers have all requisite legal and corporate power and authority to enter into this Agreement, the agreements to be delivered pursuant to Section 5 hereof and all other documents, certificates and agreements to be delivered in connection herewith and therewith (collectively, the "Transaction Agreements") to which it is a party and, in


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the case of the Issuer, to issue the Notes, the Preferred Stock and the
Warrants and to issue the Common Stock upon conversion of the Notes or upon exercise of the Warrants, as applicable, and to carry out and perform their respective other obligations under the terms of this Agreement.

         3.3 Subsidiaries and Affiliates. Except as disclosed on Schedule 3.3, the Issuers do not own or control, directly or indirectly, any interest or investment in any corporation, partnership, association or other form of business entity. Except as disclosed on Schedule 3.3, the Issuers owns all of the outstanding capital stock of their respective Subsidiaries.

         3.4 Capitalization. The authorized capital stock of U.S. RealTel immediately prior to Closing consists of Fifty-Five Million (55,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of Common Stock, of which Five Million Eight Hundred Seventy-Three Thousand Three Hundred Ninety-Five (5,873,395) are issued and outstanding and (ii) Five Million (5,000,000) undesignated shares of preferred stock, par value $0.001 per share, none of which are outstanding. The authorized capital stock of Cypress consists of One Hundred (100) shares of common stock, par value $0.01 per share, One Hundred (100) shares of which are issued and outstanding and owned by U.S. RealTel. All such issued and outstanding shares of the Issuers have been duly authorized and validly issued, are fully paid and nonassessable, and have been offered, issued, sold and delivered in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and all applicable state securities or "blue sky" laws or pursuant to an effective registration statement in accordance with the Securities Act. Except as shown on Schedule 3.4(a), there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Issuers or their Subsidiaries of any shares of its capital stock other than the rights created by this Agreement and the Transaction Agreements. Except as expressly contemplated by this Agreement, there are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Issuers or their Subsidiaries pursuant to any provision of law, the Certificate of Incorporation of Issuers or their Subsidiaries, the bylaws of the Issuers or their Subsidiaries or any agreement to which the Issuers or their Subsidiaries is a party, and there is no agreement or restriction (such as a right of first refusal, right of first offer, proxy, voting trust or voting agreement) with respect to the sale or voting of any shares of capital stock of the Issuers or their Subsidiaries (whether outstanding or issuable upon conversion or exercise of outstanding securities), except as expressly contemplated by this Agreement and the Transaction Agreements. Attached hereto as Schedule 3.4(b) is a pro forma capitalization table of the Issuers giving effect to the transactions contemplated hereby, including the capitalization of each of the Subsidiaries of the Issuers.

         3.5 Authorization. All corporate action on the part of the Issuers and their Subsidiaries and their directors, officers and stockholders necessary for the authorization, execution, delivery and performance of all obligations of the Issuers and their Subsidiaries under the Transaction Agreements and for the authorization, issuance and delivery by the Issuers of the Notes, and for the authorization, issuance and delivery by U.S. RealTel of the Preferred Stock and Warrants, and for the authorization, issuance and delivery by U. S. RealTel of the Common Stock issuable upon conversion of the Notes or upon exercise of the Warrants, as applicable, has been taken. The Transaction Agreements constitute the valid and binding obligations of the Issuers and are enforceable against the Issuers in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the


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enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         3.6 Validity of the Notes, Warrants and Common Stock. The Notes are valid, binding and enforceable obligations of the Issuers, free of all mortgages, pledges, liens, leases, security interests, conditional sales agreements, encumbrances and charges ("Encumbrances") and are not subject to any redemption rights, other than as provided herein. The Common Stock issuable upon conversion of the Notes or upon exercise of the Warrants, as applicable, has been duly and validly reserved, and neither it nor the issuance thereof is subject to any preemptive rights, rights of first refusal or redemption rights, and, upon issuance, it will be validly issued, fully paid and nonassessable.

         3.7 Disclosure. Each of the documents filed by U.S. RealTel with the SEC complied when filed with all of the requirements of the Securities Act and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, and did not and does not contain any untrue statement of a material fact or omit to state any material fact required to be contained therein or necessary in order to make the statements therein not misleading. The Executive Summary of Cypress, Inc. dated March 2002 and the pro forma financial statements delivered to the Purchasers did not and do not contain any untrue statement of a material fact or omit to state any material fact required to be contained therein or necessary in order to make the statements therein not misleading and the projections and assumptions stated therein were made in good faith with reasonable basis therefor. Notwithstanding the foregoing, the Issuers make no representations and warranties as to the accuracy of the projections stated therein except as expressly set forth herein.

         3.8 Financial Statements. The annual report on Form 10-K filed by U.S. RealTel on April 16, 2002 (the "Form 10-K"), contains consolidated balance sheets of U.S. RealTel and its consolidated Subsidiaries, and the consolidated statements of income, stockholders' equity, and cash flows of U.S. RealTel and its consolidated Subsidiaries for each of the three years ended December 31, 1999, December 31, 2000 and December 31, 2001, including notes thereto, and the opinion of BDO Seidman, LLP, independent certified public accountants with respect to such financial statements. The quarterly report on Form 10-Q filed by U.S. RealTel on May 20, 2002 (the "Form 10-Q"), contains the unaudited consolidated balance sheet of U.S. RealTel and its consolidated Subsidiaries at, and the unaudited consolidated statements of income, stockholders' equity, and cash flows of the Issuer and its consolidated Subsidiaries for the period ended, March 31, 2002. All of the foregoing financial statements are complete and correct in all material respects and fairly present in all material respects the consolidated financial condition of U.S. RealTel and its consolidated Subsidiaries at the respective dates of said balance sheets and the consolidated results of operations of U.S. RealTel and its consolidated Subsidiaries for the respective periods covered thereby. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein) and in accordance with all applicable requirements of the SEC. There were no material liabilities, direct or indirect, fixed or contingent, of U.S. RealTel and its consolidated Subsidiaries as of the respective dates of such balance sheets that are not reflected therein or in the notes thereto. The Issuers hereby represent and warrant that the Issuers have Seven Million

Dollars ($7,000,000) in immediately available funds in the accounts of the Issuers as of the date hereof.

         3.9 Changes. Except as disclosed on Schedule 3.9, since March 31, 2002, there has not been:

                  3.9.1 any material change in the business, assets, liabilities, financial condition, or results of operations of the Issuers considered in the aggregate, except changes in the ordinary course of business that have not had, or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect;

                  3.9.2 any change (individually or in the aggregate), except in the ordinary course of business, in the contingent obligations of the Issuers by way of guaranty, endorsement, indemnity, warranty, or otherwise;

                  3.9.3 any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Issuers;

                  3.9.4 any loans made by the Issuers to its employees, officers, or directors, or members of their immediate families;

                  3.9.5 any transaction by or involving the Issuers that was not in the ordinary course of business;

                  3.9.6 any change or amendment to any Material Contract (as hereinafter defined) by which either Issuer or any of their assets is bound or subject, except as contemplated by this Agreement;

                  3.9.7 any Encumbrance, sale, assignment or transfer of any tangible or intangible assets of the Issuers, except, with respect to tangible assets, in the ordinary course of business consistent with past practice;

                  3.9.8 any increases in the compensation of any of the Issuers' employees, officers, or directors, other than ordinary bonuses and raises consistent with past practices which have been approved by the Board of Directors;

                  3.9.9 any declaration or payment of any dividend or other distribution of the assets of the Issuers;

                  3.9.10 any issuance or sale by the Issuers of any shares of Common Stock or other securities, other than in connection with compensation and/or benefit plans of the Issuers which have been approved by the Board of Directors;

                  3.9.11 any resignation or termination of employment of any key officer, employee or independent contractor of the Issuers, and, to the knowledge of the Issuers, any impending or threatened resignation or termination of employment of any such officer, employee or independent contractor;

                  3.9.12 any other event or condition of any character that has had, or is reasonably likely to have, a Material Adverse Effect with respect to the Issuers; or

                  3.9.13 any agreement or commitment by the Issuers to do any of the things described in this Section 3.9.

         3.10 Contracts and Commitments. Other than this Agreement or as set forth on Schedule 3.10, the Issuers do not have any contracts, agreements or instruments to which either Issuer is a party that involve a commitment by, or revenue to, the Issuers in excess of $100,000 annually or which are otherwise material to the business and operations of the Issuers (each, a "Material Contract"). All contracts, agreements or instruments (including those indicated on Schedule 3.10) to which either Issuer is a party are valid and binding upon such Issuer, and, to the Issuers' knowledge, the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and neither the Issuers nor, to the knowledge of Issuers, any other party to any such Material Contract, agreement or instrument has breached any provision of, or is in default under, the terms thereof, and there are no existing facts or circumstances that would prevent the work in process of the Issuers or their contracts and agreements from maturing in due course into fully collectible accounts receivable. The Issuers have entered into all Material Contracts necessary to conduct its business as presently conducted and as proposed to be conducted.

         3.11 Intellectual Property. All of the intellectual property rights which are owned by or registered in the name of the Issuers, or of which either Issuer is the licensor or licensee or in which either Issuer has any material right (other than with respect to "off-the-shelf" or other third party software which is generally commercially available) or which is otherwise material to the conduct of the Issuers' business as presently conducted or proposed to be conducted, including all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, uniform resource locators (URLs), Internet domain names, copyrights (both registered and unregistered, the "Copyrights"), copyright applications, computer programs and other computer software (including, without limitation, all source and object code, algorithms, architecture, structure, display screens, layouts and development tools), inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, and development tools, promotional materials, databases, customer lists, supplier, vendor and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records, all collectively constitute the Issuers' "Intellectual Property Rights" for purposes of this Agreement. Schedule 3.11 contains a true and complete list of all of the Issuers' patents, patent applications, trademark registrations, trademark applications, material unregistered trademarks, service marks, registered copyrights, uniform resource locators (URLs), Internet domain names, and computer software (other than off-the-shelf software purchased in the ordinary course of business) owned or used by the Issuers.

                  3.11.1 Rights to Intellectual Property. Except as set forth on Schedule 3.11.1, the Intellectual Property Rights consist solely of items and rights (i) which are owned by the Issuers free and clear of all Encumbrances other than Permitted Liens; or (ii) for which the Issuers have a valid license or other right of use. To the Issuers' knowledge, the Issuers do not currently, and in connection with those products under development by the Issuers it will not be necessary to, utilize any inventions of any of its current or former employees or consultants made prior to or outside the scope of their employment with the Issuers, except for inventions that have been assigned or licensed to the Issuers.

                  3.11.2 No Adverse Claims. No claim is pending or, to the Issuers' knowledge, threatened against the Issuers and/or their officers, employees, and consultants relating to the Issuers' right, title and interest in and to the Intellectual Property Rights. To the Issuers' knowledge (after due inquiry of its employees), no officer or employee of the Issuers has entered into any agreement (other than agreements with the Issuers) that restricts or limits in any way the scope or type of work in which the officer or employee is engaged by the Issuers or requires the officer or employee to transfer, assign, or disclose information concerning his work to anyone other than the Issuers.

                  3.11.3 Trade Secrets. The Issuers have taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets. To the knowledge of the Issuers, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The trade secrets have not been disclosed by the Issuers to any person or entity other than employees, contractors of the Issuers or persons who have confidentiality agreements who had a need to know and use the trade secrets in the course of their employment, contract performance or business relationship or proposed business relationship with the Issuer. The Issuers have the right to use, free and clear of claims of third parties, all trade secrets utilized by the Issuers.

                  3.11.4 Licenses Received. All licenses (other than with respect to "off-the-shelf" or other third party software which is generally commercially available) or other agreements under which the Issuers are granted rights by others in Intellectual Property Rights are listed in Schedule 3.11.4. All such licenses are in full force and effect and, to the knowledge of the Issuers, there is no violation or default by any party thereto.

                  3.11.5 Third Party Claims. To the Issuers' knowledge, the conduct of the Issuers' business as now conducted does not infringe on any patent, copyright, trade secret, trademark, service mark, trade dress, or Internet domain name of any third party. The Issuers have not received any notices of, and is not aware of any facts which indicate a reasonable likelihood, of any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Issuers license any rights from a third party). To the Issuers' knowledge, there is no unauthorized use, infringement or misappropriation of any of the Issuers' Intellectual Property Rights by any third party, employee or former employee. There have been no pending, or to the Issuers' knowledge, threatened proceedings or litigation or other claims made against the Issuers asserting the invalidity, misuse or unenforceability of any such Intellectual Property Rights, and, to the best of the Issuers' knowledge, there are no valid grounds for the same.

                  3.11.6 Personnel. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Issuers' Intellectual Property Rights on behalf of the Issuers either (i) have been a party to a "work for hire" arrangement or agreements with the Issuers in accordance with applicable national and state law that has accorded the Issuers full, effective and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Issuers as assignee that have been conveyed to the Issuers effective and exclusive ownership of all tangible and intangible property thereby arising.

         3.12     Compliance with Other Instruments. Except as disclosed on
Schedule 3.12, neither the Issuers not their Subsidiaries are in violation of any term of their respective Certificates of Incorporation or Bylaws, of any provision of any Material Contract, or any judgment, decree or order binding upon the Issuers or their Subsidiaries which individually or in the aggregate would have a Material Adverse Effect. The execution, delivery and performance of and compliance with the Transaction Agreements, the issuance of the Notes and the Warrants, and the issuance of the Common Stock issuable upon conversion of the Notes or upon exercise of the Warrants, as applicable, will not result in any such violation or be in conflict with or constitute a default under any of the terms or provisions of any document described in the first sentence of this section, or result in the creation of any Encumbrance upon any of the properties or assets of the Issuers pursuant to any such term or provision. To the knowledge of the Issuers, no employee of the Issuers or their Subsidiaries is in violation of any term of any employment contract, patent or trade secret disclosure agreement or any other contract or agreement relating to the right of any such employee to be employed by the Issuers or any Subsidiary because of the nature of the business conducted or to be conducted by the Issuers or any Subsidiary.

         3.13     Litigation and Other Proceedings. Except as disclosed on
Schedule 3.13, there are no actions, proceedings or investigations pending against the Issuers or their Subsidiaries, their respective properties or stockholders (or, to the knowledge of the Issuers, any basis therefor or threat thereof) that, either individually or in the aggregate, can reasonably be expected to result in a Material Adverse Effect, or in any material impairment of the right or ability of the Issuers to carry on their business as now conducted or as proposed to be conducted, or in any material liability on the part of the Issuers, and none that challenges the validity of this Agreement or any action taken or to be taken in connection herewith. The foregoing includes, without limiting its generality, actions pending or, to the knowledge of the Issuers, threatened involving the prior employment of any of the Issuers' employees or their use in connection with the Issuers' business of any information or techniques allegedly proprietary to any of their former employers.

         3.14 Employees. Schedule 3.14 lists all employment contracts to which the Issuers or their Subsidiaries are a party. Except as disclosed on
Schedule 3.14, neither the Issuers nor their Subsidiaries has any employment contracts with any of its employees not expressly terminable at will and no collective bargaining agreements covering any of its employees. Further, neither the Issuers nor their Subsidiaries has any policies, procedures or handbooks providing for other than at-will employment. Neither the Issuers nor their Subsidiaries is aware of any proposed, threatened or actual union organization activity affecting the Issuers' current or prospective operations.

         3.15 Governmental Consents. No consent, approval or authorization of, or registration, declaration, designation, qualification or filing with, any governmental authority on the part of the Issuers or their Subsidiaries is required in connection with the valid execution and delivery of the Transaction Agreements, the offer, sale or issuance of the Notes by the Issuers, or with respect to the Preferred Stock and the Warrants by U.S. RealTel, the issuance of the Common

Stock issuable upon conversion of the Notes or upon exercise of the Warrants, as applicable, or the consummation of any other transaction contemplated hereby, other than as provided by applicable securities laws.

         3.16 Title to Property and Assets. Except as disclosed on Schedule 3.16, the Issuers and their Subsidiaries have good and marketable title to their owned properties and assets and have valid leasehold interests in their leased properties and assets, in each case subject to no Encumbrance, other than Permitted Liens.

         3.17 Customers and Suppliers. Except as disclosed on Schedule 3.17, no customer or supplier has taken, and neither the Issuers nor their Subsidiaries has received any notice, or has any reasonable cause to believe, that any customer or supplier of the Issuers or their Subsidiaries contemplate taking any steps that could disrupt the business relationship of the Issuers or their Subsidiaries with such customer or supplier or could result in a diminution in the value of the Issuers or their Subsidiaries in a manner that, in either event, would have a Material Adverse Effect.

         3.18 Licenses and Permits; Compliance with Law; Environmental Laws. Except as disclosed on Schedule 3.18:

                  (a) The Issuers and their Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their respective business and the use of their respective assets as presently conducted or as proposed to be conducted. The Issuers and their Subsidiaries have conducted, and are presently conducting, their business so as to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, neither the Issuers nor their Subsidiaries are presently charged with or, to the knowledge of the Issuer, under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation. Neither the Issuers nor their Subsidiaries are presently the subject of any pending or, to their knowledge, threatened adverse proceeding by any regulatory authority having jurisdiction over their respective business, properties or operations which is reasonably likely to have a Material Adverse Effect. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any such license, certificate, permit, franchise or right held by the Issuers or their Subsidiaries.

                  (b) The Issuers and their Subsidiaries (x) have conducted, and are presently conducting, their business so as to comply with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety or emissions, discharges, releases, threatened releases, removal, remediation or abatement of pollutants, contaminants, chemicals or industrial, hazardous or toxic substances or wastes into or in the environment (including, without limitation, air, surface water, ground water or land) or otherwise used in connection with the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances or wastes, as defined under such applicable laws (collectively, "Environmental Laws"); (y) have received all permits, licenses or other approvals required of it under applicable Environmental

Laws to conduct its business; and (z) are in compliance with all terms and conditions of any such permit, license or approval.

                  (c) The Issuers and their Subsidiaries have obtained and complied with all necessary permits and other approvals necessary to store, dispose of and otherwise handle "hazardous substances", including without limitation asbestos, petroleum, urea formaldehyde insulation and petroleum by-products ("Hazardous Substance") present at any of the real property currently owned or leased by the Issuers or their Subsidiaries and have otherwise stored, disposed and handled such Hazardous Substances in compliance with applicable Environmental Laws; and, with respect to such real property there has not occurred (x) any release or any threatened release of a Hazardous Substance or (y) any discharge or threatened discharge of any Hazardous Substance into the ground, surface or navigable waters, which discharge or threatened discharge violates any federal, state, local or foreign laws, rules or regulations concerning water pollution.

                  (d) Neither the Issuers nor their Subsidiaries have disposed of, transported or arranged for the transportation or disposal of any Hazardous Substance where such disposal, transportation or arrangement would give rise to liability pursuant to any Environmental Law.

         3.19 Tax Matters. Except as disclosed on Schedule 3.19, the Issuers and their Subsidiaries have accurately prepared and timely filed all income and other tax returns, if any, that are required to be filed, and has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to said returns or pursuant to any assessment that has been received from any taxing authority for the period through the date hereof. Except as disclosed on Schedule 3.19, there are no outstanding agreements by the Issuers or their Subsidiaries for the extension of time for the assessment of any tax. Except as disclosed on Schedule 3.19, the United States federal income tax returns of the Issuers and their Subsidiaries, if any, have not been audited by the Internal Revenue Service. Except as disclosed on Schedule 3.19, no material deficiency assessment or proposed adjustment of the Issuers' or their Subsidiaries' United States federal income tax or state or municipal taxes, if any, is pending, and the Issuers have no knowledge of any proposed liability for any tax to be imposed upon the Issuer's properties or assets for which there is not an adequate reserve reflected in the financial statements. The Issuers and their Subsidiaries have satisfied all tax liens which have been filed against the Issuers or their Subsidiaries and the Issuers and their Subsidiaries have provided the Purchasers with evidence that such tax liens have been satisfied and removed.

         3.20     Employment; No Conflicting Agreements. Except as disclosed on
Schedule 3.20, to the knowledge of the Issuers after due inquiry, none of the officers, directors, and key employees of the Issuers or their Subsidiaries is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with his or her obligation to use his or her best efforts to promote the interests of the Issuers or their Subsidiaries, or that would conflict with the business of the Issuers or their Subsidiaries as presently conducted or as proposed to be conducted.

         3.21 Indebtedness to Directors and Officers; Interested Party Transactions. Except as disclosed on Schedule 3.21, neither the Issuers nor their Subsidiaries are indebted to any of their directors or officers or party to any contract with any Affiliate of their directors or officers, and none of the Issuers' or Subsidiaries' directors or officers has a claim of any nature against the Issuers or a Subsidiary except for compensation due for current pay periods. Except as disclosed on Schedule 3.21, no officer, director or Stockholder of the Issuers or their Subsidiaries or any Affiliate or Associate of any such person or entity or the Issuers has or has had, either directly or indirectly, (a) an interest in any person or entity that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Issuers or their Subsidiaries, or (ii) purchases from or sells or furnishes to the Issuers or their Subsidiaries any goods or services, or (b) a beneficial interest in any contract or agreement to which the Issuers or their Subsidiaries are a party or by which they may be bound or affected. Except as disclosed on Schedule 3.21, there are no existing arrangements or proposed transactions between the Issuers or their Subsidiaries and any officer, director, manager or Stockholder, or any Affiliate or Associate of any such person.

         3.22 Certain Indebtedness. Except as disclosed in the Issuers' financial statements or on Schedule 3.22, as of the date hereof, neither the Issuers nor their Subsidiaries has any obligations in respect of indebtedness which (a) is for borrowed money (other than drawings under lines of credit in the ordinary course of business and in an aggregate amount outstanding not exceeding the maximum committed amounts of such lines of credit as of the date hereof), or (b) is not incurred in the ordinary course of the business of the Issuers or their Subsidiaries in a manner and to the extent consistent with past practice, or (c) is material to the financial condition, operations, businesses, properties or prospects of the Issuers or their Subsidiaries.

         3.23 Employee Plans. Schedule 3.23 lists all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and all severance, bonus, retirement, pension, profit-sharing, deferred compensation plans and other similar fringe or employee benefit plans, programs or arrangements, and all employee or compensation agreements, written or otherwise, for the benefit of, or relating to, any employee of the Issuers or their Subsidiaries (collectively, "Employee Plans"). Neither the Issuers nor their Subsidiaries, nor any of their officers or directors has taken any action, directly or indirectly, to obligate the Issuers or their Subsidiaries to adopt any additional Employee Plans. The Issuers have furnished to the Purchasers true, correct and complete copies of the Employee Plans referred to as "Qualified Plans" on Schedule 3.23, including any amendments thereto, together with true, correct and complete copies of any related trust agreements and other related documents. The Issuers and their Subsidiaries have complied in all material respects with all terms and conditions of the Employee Plans.

         3.24 Minute Books. The minute books of the Issuers and their Subsidiaries contain a true, correct and complete summary of all meetings of directors and stockholders since the time of its organization and accurately reflects all transactions referred to in such minutes.

         3.25 Offering Valid. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4 hereof, the offer, sale and issuance of the Notes, the Warrants and the Preferred Stock, and the issuance of the Common Stock upon conversion of the Notes or upon exercise of the Warrants, as applicable, will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Issuers nor their Subsidiaries nor any agent on their behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Notes, the Warrants, the Preferred Stock or other equity securities of the Issuers or their Subsidiaries to any person or persons so as to bring the sale of such Notes, Warrants or Preferred Stock by the Issuers within the registration provisions of the Securities Act or any state securities laws. Neither the acquisition of the Notes, the Warrants nor the Preferred Stock by the Purchasers will be "integrated" with any other offering or sale of securities of the Issuers or their Subsidiaries required to be registered under the Securities Act, or the rules and regulations promulgated thereunder.

         3.26 Registration Rights. Except as disclosed on Schedule 3.26, except as provided for in the Registration Rights Agreement referenced in
Section 5 hereof, the Issuers are under no obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued pursuant to this or any other existing agreement.

4.       REPRESENTATIONS OF THE PURCHASERS.

         Each of the Purchasers, individually and severally, and not jointly, hereby represents and warrants to the Issuer as follows:

         4.1 Investment. Purchaser is acquiring the Notes, the Preferred Stock and the Warrants for its own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof. Purchaser understands that (a) the Notes, the Preferred Stock, the Warrants and the Common Stock issuable upon conversion of the Notes or upon exercise of the Warrants (collectively, the "Securities"), as applicable, have not been and may not be, registered under the Securities Act, or any state securities laws, by reason of specific exemptions from the registration provisions of the Securities Act and such laws that may depend upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein; (b) the Notes, the Preferred Stock and the Warrants must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (c) the Notes, the Preferred Stock and the Warrants will bear a legend to such effect; and (d) the Issuers will make a notation on their transfer books to such effect. Purchaser is an "accredited investor" within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

         4.2 Authorization. All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of all obligations of Purchaser under the Transaction Agreements has been taken. The Transaction Agreements constitute Purchaser's valid and binding obligation, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         4.3 Issuers' Information. Purchaser has had an opportunity to ask questions and receive answers from the Issuers regarding the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities and the terms and conditions of the offering of the Securities and has been given all such information as has been requested and necessary to evaluate the risks and merits of investment in the Securities and to verity any information furnished to Purchaser or to which Purchaser had access. The foregoing, however, does not limit or modify the representations and warranties of the Issuer in Section 3 of this Agreement or the right of Purchasers to rely thereon.

         4.4 Investment Experience. Purchaser understands that the acquisition of the Securities involves substantial risk. Purchaser has sufficient knowledge and experience as an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Securities and of protecting its own interests in connection with this investment.

5. DELIVERIES BY THE ISSUER. Simultaneously with the execution of this Agreement, the Issuers hereby deliver:

         5.1 Secretary's Certificate of the Issuer. A certificate duly executed by the Secretary of each Issuer, dated as of July 16, 2002, certifying
(i) the resolutions of its Board of Directors, then in full force and effect authorizing the execution, delivery and performance of this Agreement and the issuance of the Notes, the Warrants and the Preferred Stock, and (ii) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement;

         5.2 Opinion of Issuer's Counsel. An opinion from Ungaretti & Harris, counsel to the Issuers, addressed to the Purchasers, dated as of July 16, 2002, in the form attached hereto as Exhibit D;

         5.3 Subordination Agreement. The Subordination Agreement, dated July 16, 2002, between the Issuers and Silicon Valley Bank, in the form attached hereto as Exhibit E, duly executed by the Issuers;

         5.4 Registration Rights Agreement. The Registration Rights Agreement, dated July 16, 2002, by and among the Issuers and the Purchasers in the form attached hereto as Exhibit F (the "Registration Rights Agreement") duly executed by the Issuers;

         5.5 Notes. A Note for each Purchaser, in the form attached hereto as Exhibit A, registered in each Purchaser's name representing the principal amount set forth opposite the name of such Purchaser on Schedule I attached hereto;

         5.6 Warrants. A Warrant for each Purchaser in the form attached hereto as Exhibit B, registered in each Purchaser's name;

         5.7 Certificates. A stock certificate duly executed in each Purchaser's name, representing the number of shares of Preferred Stock being purchased by such Purchaser at the Closing, which shares shall be registered on the books of U.S. RealTel in the Purchaser's name or as otherwise designated by the Purchaser; and

         5.8 Amendment to Certificate of Incorporation. The Amendment to the Certificate of Incorporation of U.S. RealTel setting forth the Certificate of Designations, as file stamped by the Delaware Secretary of Sate.

6. DELIVERIES BY THE PURCHASERS. Simultaneously with the execution of this Agreement, each Purchaser hereby delivers:

         6.1 Registration Rights Agreement. The Registration Rights Agreement duly executed by such Purchaser; and

         6.2 Purchase Price. The Purchase Price as set forth opposite such Purchaser's name on Schedule I hereto by wire transfer of immediately available funds to an account designated by the Issuers.

7.       COVENANTS OF THE ISSUERS.

         7.1      SEC Documents; Financial Statements.

                  7.1.1 SEC Documents. The Issuers shall provide the Purchasers with copies of all financial statements and reports, if any, sent by the Issuers to its Stockholders and copies of all regular and periodic reports, if any, filed by the Issuers with the SEC.

                  7.1.2 Financial Statements. The Issuers shall deliver to the Board of Directors monthly unaudited financial statements, including a balance sheet and a statement of income and cash flows.

         7.2 Related Party Transactions. The Issuers and their Subsidiaries shall not enter into any related-party transactions with any of their Affiliates (other than wholly-owned Subsidiaries, if any), whether or not in the ordinary course of business without the prior approval of a majority of the disinterested members of the Board of Directors.

         7.3 Operating Budget; Capital Expenditures. Thirty (30) days prior to the beginning of each fiscal year, the Issuers shall provide the Board of Directors with a comprehensive operating budget forecasting the revenues, expenses and cash position on a month to month basis for the upcoming fiscal year for the Issuers. The capital budget of the Issuers shall be approved by the Board of Directors and any capital expenditure in excess of $250,000 shall be approved by the Board of Directors.

         7.4 Additional Affirmative Covenants. The Issuers shall, and shall cause each of their Subsidiaries, if any and as applicable, to:

                  7.4.1 promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Issuers or any Subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Issuers shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Issuers shall pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor;

                  7.4.2 promptly pay, or cause to be paid, when due, in conformance with customary trade terms, all other indebtedness incident to the operations of the Issuers and their Subsidiaries, if any, except for such amounts which have been contested in good faith by the Issuers or their Subsidiaries, as applicable;

                  7.4.3 keep its properties and those of the Subsidiaries, if any, in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto;

                  7.4.4 comply, and cause the Subsidiaries, if any, to comply, in all material respects, at all times with the provisions of all leases to which any of the Issuers and their Subsidiaries is a party or under which any of them occupies real property;

                  7.4.5 keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP applied on a consistent basis;

                  7.4.6 duly observe and conform to, and cause their Subsidiaries, if any, to so observe and conform to, in all material respects, all valid requirements of governmental authorities relating to the conduct of their businesses or to their property or assets;

                  7.4.7 duly observe and comply with their Certificate of Incorporation, Bylaws and Material Contracts;

                  7.4.8 maintain in full force and effect its corporate existence, rights and franchises; and

                  7.4.9 within sixty (60) days of the date hereof, cause each officer and key employee of the Issuers or their Subsidiaries to enter into an Employee Agreement Regarding Confidentiality, Inventions and Noncompetition with the Issuer.

         7.5 Board of Directors. U.S. RealTel shall cause the Board of Directors to consist of seven (7) directors in accordance with its Certificate of Incorporation and Bylaws of U.S. RealTel. U.S. RealTel hereby agrees to appoint two (2) directors designated by the Purchasers to fill current vacancies on the Board of Directors and U.S. RealTel shall take all such action as may be necessary to provide that the holders of the Preferred Stock shall be entitled to elect two (2) directors at each annual meeting of Stockholders. The directors designated by the Purchasers and elected by the holders of the Preferred Stock shall not be removed without cause without the prior written consent of the Purchasers. The remaining five (5) directors shall consist of the Chief Executive Officer of U.S. RealTel (whom shall initially be Charlie McNamee), Ross Mangano, Jerry Sweeny, and two (2) Independent Directors who shall be designated by the Board of Directors after the date hereof. "Independent Directors" means directors who (i) are not employed by the Issuers, (ii) have not received compensation or other payments from the Issuers (or an Affiliate of the Issuers) in excess of $60,000 in the aggregate, and
(iii) do not own more than a 1% ownership interest in the Issuers.

                  7.5.1 Compensation Committee; Nominating Committee. The Issuers shall cause the Compensation Committee and the Nomination Committee of the Board of Directors to consist of four (4) directors. One (1) of the directors on the Compensation Committee and the Nomination Committee shall be a director designated by the Purchasers in accordance with Section 7.5, one (1) of the directors on the Compensation Committee and the Nomination Committee shall be designated by the Issuers and one (1) of the directors on the Compensation Committee and the Nomination Committee shall be an Independent Director. Compensation for senior management shall not exceed that which is reasonable and customary.

                  7.5.2 Board of Directors of the Subsidiaries. The Issuers shall cause the board of directors of Cypress to be comprised of the same directors as the Board of Directors of U.S. RealTel as set forth in this
Section 7.5. The Issuers shall cause the compensation committee and nominating committee of each Subsidiary, if any, to be comprised of the same directors as the Compensation Committee and Nominating Committee of the Issuer. Within thirty (30) days of the date hereof, the board of directors of each Subsidiary other than Cypress shall be comprised of Ross Mangano and one (1) of the directors designated by the Purchasers.

         7.6 Liens. The Issuers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except for the following (collectively, the "Permitted Liens");

                  7.6.1 liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable with penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  7.6.2 statutory liens of carriers, warehousemen, mechanics, and materialmen incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

                  7.6.3 liens (other than liens arising under ERISA or Section 412(n) of the Internal Revenue Code) incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                  7.6.4 liens which arise by operation of law under Article 2 of the Uniform Commercial Code in favor of unpaid sellers of goods, or liens in items or any accompanying documents or proceeds of either arising by operation of law under Article 4 of the Uniform Commercial Code in favor of a collecting bank;

                  7.6.5 easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of property, which do not materially detract from the value of such property or impair the use thereof or interfere with the ordinary conduct of the Issuers' business;

                  7.6.6 leases and subleases granted to others in the ordinary course of business not interfering in any material respect with any business of the Issuers or any of their Subsidiaries and which in the aggregate do not exceed $25,000 per annum;

                  7.6.7 rights of set-off of a customary nature or bankers' liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements entered into with banks in the ordinary course of business; and

                  7.6.8 liens created pursuant to the Transaction Agreements or pursuant to that certain Loan and Security Agreement, dated July 16, 2002, by and between the Issuers and Silicon Valley Bank or described on Schedule 3.16.

         7.7 Insurance. The Issuers shall obtain and maintain key person insurance in the amount of $5,000,000 for each of Charlie McNamee and Greg McGraw. The Issuers shall maintain directors and officers insurance in the amount of at least $10,000,000.

         7.8 Professional Advisors. The corporate counsel and bankers of the Issuers shall be mutually agreed upon by the Issuers and the holders of a majority of the outstanding principal amount of the Notes issued hereunder.

         7.9 Restricted Payments, etc. Except as contemplated by the Transaction Agreements, the Issuers will not, and will not permit any of their Subsidiaries to, declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of its stock or on any warrants, options or other rights in respect of any class of its stock. The Issuers will not, and will not permit any of their Subsidiaries to, apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any class of stock of the Issuer or any of its Subsidiaries (including pursuant to any stock repurchase plan), or make any deposit for any of the foregoing in excess of $750,000, other than with respect to the Preferred Stock.

         7.10 Transfer to Subsidiaries or Affiliates The Issuers will not, and will not permit any of their Subsidiaries to, create any Subsidiary or transfer any assets to any Subsidiary other than a Subsidiary that is or becomes a party to this Agreement as a guarantor immediately upon creation or immediately before such transfer of assets, as the case may be.

         7.11 Asset Dispositions, etc. The Issuers will not, and will not permit any of their Subsidiaries to, sell, transfer, lease or otherwise dispose of any of their assets (including accounts receivable and capital stock of Subsidiaries, if any) to any person or entity, unless such disposition is made in the ordinary course of business and consists of inventories or such disposition constitutes a disposition of obsolete or retired assets not used in the business of the Issuers and their Subsidiaries or as such assets are replaced by Issuers prior to, or within thirty (30) days after such disposition.

         7.12 Inconsistent Agreements. The Issuers will not, and will not permit any of their Subsidiaries to, enter into any material agreement containing any provision which would be violated or breached in any material respect by any Note or Warrant or by the performance by the Issuers under any Transaction Agreement.

         7.13 Actions Requiring Approval of the Purchasers. In addition to any other rights provided by law without first obtaining the affirmative written consent of Purchasers representing more than 50% of the aggregate principal amount of the Notes purchased hereunder (without giving effect to whether such Notes have been redeemed, but not including Notes which have been converted into Common Stock), the Issuers shall not:

                  7.13.1 increase or decrease the size of the Board of Directors from seven (7) directors;

                  7.13.2 change or alter the terms of the Notes, the Warrants or the Preferred Stock;

                  7.13.3 incur indebtedness for borrowed money (including in connection with capitalized leases and similar financing arrangements and guaranties of the obligations of others) or evidenced by a note, bond, debenture or similar instrument in excess of the debt contemplated in the 2002 business plan or which is senior to the Notes, other than (i) as described in
Schedule 3.22; or

                  7.13.4 impair or circumvent a right of the Notes, the Warrants or the Preferred Stock or any other rights of the Purchasers in the Transaction Agreements.

         7.14 Issuances of Stock. Each time either Issuer propose to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Issuer Securities"), such Issuer shall first offer such Issuer Securities to each Purchaser in accordance with the following provisions:

                  7.14.1 Such Issuer shall deliver a notice by certified mail ("Issuance Notice") to Purchasers stating (i) its bona fide intention to offer such Issuer Securities, (ii) the number of such Issuer Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Issuer Securities.

                  7.14.2 By written notification received by such Issuer within 20 days after receipt of the Issuance Notice, each Purchaser may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to that portion of such Issuer Securities which equals the proportion that the number of shares of Common Stock then held by such Purchaser including the number of shares of Common Stock into which such Purchaser's Notes could then be converted or for which such Purchaser's Warrant could be exercised ("Conversion Stock"), bears to the total number of shares of Common Stock of such Issuer then outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities as of the date of the Issuance Notice). Such Issuer shall thereafter, in writing, promptly inform each Purchaser which purchases all of the Issuer Securities that such Purchaser is entitled to purchase hereunder ("Fully-Exercising Purchaser") of any other Purchaser's failure to purchase all of the Issuer Securities that it is entitled to purchase hereunder. During the ten-day period commencing after receipt of such information, each Fully-Exercising Purchaser shall be entitled to obtain that portion of the Issuer Securities that Purchasers did not elect to purchase or obtain hereunder which is equal to the proportion that the number of shares of Common Stock and Conversion

Stock issued and held by such Fully-Exercising Purchaser bears to the total number of shares of Common Stock and Conversion Stock issued and held by all Fully-Exercising Purchasers who wish to purchase a portion of the unsubscribed Issuer Securities. Promptly following the completion of the foregoing process and determination of the number of Issuer Securities elected to be obtained by Purchasers, such Issuer and such Purchasers shall consummate and close the purchase and sale of the Issuer Securities.

                  7.14.3 If all Issuer Securities which Purchasers are entitled to obtain pursuant to Subsection 7.14.2 are not elected to be obtained as provided in Subsection 7.14.2 hereof, such Issuer may, during the 30-day period following the expiration of the period provided in Subsection 7.14.2 hereof, offer the remaining unsubscribed portion of such Issuer Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Issuance Notice. If such Issuer does not enter into an agreement for the sale of the Issuer Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Issuer Securities shall not be offered unless first reoffered to Purchasers in accordance with this Section 7.14.

                  7.14.4   The right to purchase Securities pursuant to this
Section 7.14 shall not be applicable to (i) the issuance or sale of up to 3,200,000 as it may be increased as provided in the First Amendment to the Issuer's 1999 Employee Equity Incentive Plan as approved by the Board of Directors shares of Common Stock (or options therefor) to employees, officers and directors of, or advisors or consultants to, the Issuer, pursuant to a stock option plan duly approved by the Board of Directors, (ii) any issuance of Issuer Securities to the Purchasers pursuant to the Transaction Agreements,
(iii) to the extent required by the underwriter, the issuance of Issuer Securities in an underwritten public offering of Issuer Securities pursuant to an effective registration statement, and (iv) the issuance of Issuer Securities pursuant to options, warrants and other rights to acquire Issuer Securities outstanding as of the date hereof.

         7.15 Dissolution of Subsidiaries. As soon as practicable after the date hereof, the Issuers shall dissolve the following Subsidiaries: (i) RealTel de Argentina, S.A.; (ii) RealTel do Brasil, S.A.; and (iii) SiteConnect, Inc.

         7.16 Qualifications; Good Standings. As soon as practicable after the date hereof, but in any event within ninety (90) days of the date hereof, the Issuers shall become qualified to do business in each jurisdiction where qualification is required (including the State of Georgia) and the Issuers shall be in good standing in the State of Illinois.

         7.17     Termination of Certain Covenants. The covenants set forth in
Section 7 shall terminate upon the earlier to occur of (i) the issuance of Common Stock upon conversion of all of at least seventy-five percent (75%) of the outstanding principal amount of the Notes, (ii) the exercise in full of at least seventy-five percent (75%) of the outstanding Warrants, or (iii) the expiration of the Warrants.

8.       MISCELLANEOUS.

         8.1      Governing Law; Jurisdiction.

                  8.1.1 THIS AGREEMENT SHALL BE DEEMED TO BE MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF GEORGIA.

                  8.1.2 THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY GEORGIA STATE OR FEDERAL COURT SITTING IN FULTON COUNTY, GEORGIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, AND THE PARTIES HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH GEORGIA STATE OR FEDERAL COURT. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF ANY INCONVENIENT FORUM (FORUM NON CONVENIENS) TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT ARISING OUR OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT.

         8.2 Survival. The representations, warranties, covenants and agreements made herein shall survive the closings of the transactions contemplated hereby.

         8.3 Successors and Assigns. Except as otherwise expressly provided in this Section 8.3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Purchasers; provided, however, that the Purchasers shall not sell, assign or otherwise dispose of all or any part of the Notes, the Preferred Stock, the Warrants, rights, remedies or other entitlements of the Purchasers under this Agreement unless and until (i) the transferee has executed and delivered to the Issuers in writing an agreement that it will receive and hold the Notes, the Preferred Stock, the Warrants and other rights subject to the applicable provisions of this Agreement, (ii) the Issuers are given written notice at the time of the assignment, or within a reasonable time after such assignment, stating the name and address of said transferee and identifying the Notes, the Preferred Stock, the Warrants and the other rights that are being assigned, and (iii) the Issuers have either received the written opinion of counsel to the Issuers that such transfer is permitted under the federal and applicable state securities laws, rules and regulations, or such Purchaser has provided the Issuers with certificates executed by appropriate officers certifying the factual matters necessary to confirm that the proposed transfer will not violate the provisions of the Securities Act or the rules and regulations promulgated thereunder. Notwithstanding the foregoing, if any Purchaser transfers its Note in accordance with this Section 8.3, such Purchaser shall transfer therewith (i) one (1) share of Preferred Stock for each $100,000 of principal amount of the Note so transferred and (ii) the Warrant issued to such Purchaser; provided, that if such Purchaser does not transfer the entire principal balance of the Note, the Issuers agree to issue to the transferee a Warrant to purchase that number of shares of Common Stock into which the portion of the Note so transferred would be convertible immediately prior to the redemption of the Notes pursuant to Section 2.8 hereof. Upon the consummation of any transfer of the Notes, the Preferred Stock and the Warrants hereunder, such subsequent holder of the Notes, the Preferred Stock and the Warrants shall be deemed to be a "Purchaser" hereunder, and all such references to "Purchaser" shall include such subsequent holder of the Notes, the Preferred Stock and he Warrants.

         8.4 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated orally, but only by a written instrument signed by the holders representing at least fifty percent (50%) of the principal amount of the Notes issued hereunder and a representative of the Issuers so authorized by their Board of Directors. Any such amendment effected in accordance with this Section 8.4 shall be effective with respect to the Issuers and each Purchaser.

         8.5 Notices. All notices and other communications required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or three (3) business days following upon deposit with the United States Postal Service, by certified mail, return receipt requested, postage prepaid, or otherwise delivered by hand or by messenger, addressed

                  (a) if to any Purchaser, to the address set forth on the Schedule of Purchasers attached hereto as Schedule I.

                  with a courtesy copy (which shall not constitute notice) to:

                           King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia 30303
                           Attention:  William R. Spalding

or at such other address as such Purchaser shall have furnished to the Issuer in writing, or

                  (b)      if to the Issuers at:

                           U.S. RealTel, Inc.
                           Fifteen Piedmont Center
                           3575 Piedmont Road, Suite 100
                           Atlanta, Georgia  30305
                           Attention:  President

                  with a courtesy copy (which shall not constitute notice) to:

                           Ungaretti & Harris
                           3500 Three First National Plaza
                           Chicago, Illinois  60602
                           Attention:  Gary I. Levenstein

or at such other address as the Issuers shall have furnished to the Purchasers and each such other holder in writing.

         8.6 Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default under this Agreement, shall impair any such right, power or remedy of such party or be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All of a party's remedies, either under this Agreement, or by law or otherwise afforded to such party, shall be cumulative and not alternative.

         8.7 Agent's Fees. Each party (i) represents and warrants that, except for the fees contemplated in that certain consulting agreement between the Issuers and Salisbury Ventures, LLC, which fees shall be paid by the Issuers, it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby agrees to indemnify and to hold the other parties harmless of and from any liability for commissions or compensation in the nature of an agent's, finder's or broker's fee to any broker or other person or firm (and the cost and expenses of defending against such liability or asserted liability) for which said party is responsible.

         8.8 Payment of Fees and Expenses. The Issuers shall bear its own expenses and legal fees (and expenses and disbursements of its legal counsel) incurred on its behalf with respect to this Agreement and the transactions contemplated hereby. The Issuers shall pay at Closing all out-of-pocket fees and expenses of the Purchasers with respect to the transactions contemplated by this Agreement, including the legal fees and expenses of counsel to the Purchasers and due diligence fees and expenses incurred by the Purchasers.

         8.9 Construction of Certain Terms. The titles of the articles, sections, and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Wherever the words "including," "include" or "includes" are used in this Agreement, they shall be deemed followed by the words "without limitation." References to any gender shall be deemed to mean any gender. All references herein to the Issuer's knowledge or awareness shall mean the knowledge of managers and key employees of the Issuer.

         8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         8.11 Legends. In addition to any legends required by the Securities Act or any applicable state securities laws, the U.S. RealTel shall place the following legends on the front or back of each Warrant:

                  "THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR, EXCEPT AS OTHERWISE AGREED BY U.S. REALTEL, UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO U.S. REALTEL AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

                  THIS WARRANT MAY ONLY BE TRANSFERRED WITH THE NOTE ISSUED TO THE HOLDER OF THIS WARRANT AS REQUIRED BY

                  SECTION 8.3 OF THE PURCHASE AGREEMENT PURSUANT TO WHICH THE NOTES AND WARRANTS WERE ISSUED, A COPY OF WHICH WILL BE PROVIDED BY THE U.S. REALTEL UPON REQUEST."

         In addition to any legends required by the Securities Act or any applicable state securities laws, the Issuers shall place the following legends on the front or back of each Note:

                  "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED UNTIL (I) A REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) EXCEPT AS OTHERWISE AGREED BY THE ISSUERS, UNLESS THE ISSUERS HAVE RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY ACCEPTABLE TO THE ISSUERS, THAT REGISTRATION UNDER SUCH ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

                  THIS NOTE MAY ONLY BE TRANSFERRED WITH THE SHARES OF SERIES A PREFERRED STOCK ISSUED TO THE HOLDER OF THIS NOTE AS REQUIRED BY SECTION 8.3 OF THE PURCHASE AGREEMENT PURSUANT TO WHICH THE NOTES AND SERIES A PREFERRED STOCK WERE ISSUED, A COPY OF WHICH WILL BE PROVIDED BY THE ISSUERS UPON REQUEST.

                  THIS NOTE IS SUBJECT TO SUBORDINATION AGREEMENTS WITH CERTAIN SENIOR LENDERS AND BRIDGE LENDERS OF THE ISSUER, COPIES OF WHICH WILL BE PROVIDED BY THE ISSUERS UPON REQUEST."

         In addition to any legends required by the Securities Act or any applicable state securities laws, U.S. RealTel shall place the following legends on the front or back of each certificate of Preferred Stock:

                  "THE SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED UNTIL (I) A REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) EXCEPT AS OTHERWISE AGREED BY U.S. REALTEL, UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY ACCEPTABLE TO U.S. REALTEL, THAT REGISTRATION UNDER SUCH ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

                  THE SERIES A PREFERRED STOCK MAY ONLY BE TRANSFERRED WITH THE NOTES ISSUED TO THE HOLDER OF THIS SERIES A PREFERRED STOCK AS REQUIRED BY SECTION 8.3 OF THE PURCHASE AGREEMENT PURSUANT TO WHICH THE NOTES AND THE SERIES A PREFERRED STOCK WAS ISSUED, A COPY OF WHICH WILL BE PROVIDED BY THE U.S. REALTEL UPON REQUEST."

The Issuer shall place legends on each certificate evidencing ownership of shares of Common Stock issuable upon conversion of the Notes or upon exercise of the Warrants, as applicable, substantially identical to those initially placed on the Notes and Warrants relating to the Securities Act and all applicable state securities laws.

         8.12     Enforcement.

                  8.12.1 Events of Default. For purposes of this Agreement, an event of default (an "Event of Default") shall occur if:

                           (a)      the Issuers (i) fail to pay the principal
and accrued interest on the Notes when due and such failure to pay interest shall continue unremedied for a period of five (5) days;

                           (b)      any representation or warranty made by or
on behalf of the Issuers in this Agreement or in any certificate, report or other document delivered pursuant to any term thereof or hereof shall prove to have been untrue or incorrect in any material respect as of such date made;

                           (c)      the Issuers default in the due and punctual
performance or observance of any covenant or agreement contained in any of the Transaction Agreements, and such default shall remain unremedied for ten (10) Business Days after the earlier of (i) any officer of the Issuers becoming aware of such default, or (ii) notice thereof shall have been given to either Issuers by any Purchaser;

                           (d)      the Issuers fail to pay its debts generally
as they become due or if the Issuers dissolve or become insolvent, a voluntary or involuntary petition in bankruptcy, receivership or other action concerning creditors' rights shall be filed or the Issuers make an assignment for the benefit of creditors;

                           (e)      any judgment or judgments which in the
aggregate exceed $50,000 is obtained against either Issuer, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of fifteen (15) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

                           (f)      any injunction or attachment is obtained
against either Issuer or the property of either Issuer, and either (i) in the case of an attachment, enforcement proceedings shall have been commenced by any creditor upon such attachment or (ii) in the case of an injunction or an attachment, there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such injunction or attachment, by reason of a pending appeal or otherwise, shall not be in effect;

                           (g)      any of the Worldcom Parties shall dissolve
or become insolvent, a voluntary or involuntary petition in bankruptcy, receivership or other action concerning creditors' rights shall be filed with respect to any of the Worldcom Parties or any of the Worldcom Parties shall make an assignment for the benefit of creditors or any of the Worldcom Parties shall breach any of the Worldcom Agreements, in each case which has a material adverse effect on the Assets or the Business, or the ability of the Worldcom Parties to satisfy their obligations under any of the Worldcom Agreements is otherwise impaired in a manner which has a material adverse effect on the Assets or the Business, or an event of default shall occur under the Worldcom Agreements which has a material adverse effect on the Assets or the Business (collectively, a "Worldcom Default"); or

                           (h)      any "Event of Default" shall occur under
this Agreement or any other Transaction Agreement.

                           8.12.2   Remedies upon Default.

                           (a)      Upon the occurrence and during the
continuation of an Event of Default (other than an Event of Default described in clause (d) or clause (g) of Subsection 8.12.1 hereof), Purchasers holding Notes representing at least fifty percent (50%) of the aggregate outstanding principal amount of all Notes purchased hereunder may declare all amounts payable by the Issuers under the Notes to be forthwith due and payable and the same shall thereupon become immediately due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived.

                           (b)      Upon the occurrence of any Event of Default
set forth in clause (d) of Subsection 8.12.1 hereof, without any notice to the Issuer or any other act by the Purchasers, all amounts payable by the Issuers under the Notes shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Issuers.

                           (c)      Upon the occurrence of any Event of Default
set forth in clause (g) of Subsection 8.12.1 hereof, without any notice to the Issuers or any other act by the Purchasers, all amounts payable by the Issuers under the Notes and under the Mezzanine Notes shall be immediately due and payable, pro rata among the Purchasers and the Mezzanine Lenders on a pari passu basis without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Issuers.

                           (d)      Upon the occurrence of an Event of Default,
the Purchasers may proceed to protect and enforce their rights by the procedures set forth in the Transaction Agreements or by suit in equity or action at law, whether for the specific performance of any term contained in the Transaction Agreements or injunction against the breach of any such term or in furtherance of the exercise of any such power granted in the Transaction Agreements, or to enforce any other legal or equitable right of the Purchasers or to take any one or more of such actions.

         8.13 Remedies Cumulative; Waiver. No remedy referred to herein, in the Transaction Agreements, or in any exhibit hereto is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Purchasers at law or in equity. No express or implied waiver by the Purchasers of any default shall be a waiver of any future or subsequent default. The failure or delay of the Purchasers in exercising any rights granted to them hereunder shall not constitute a waiver of any such right and any single or partial exercise of any particular right by a Purchaser shall not exhaust the same or constitute a waiver of any other right provided herein.

         8.14 Timely Performance. Time is of the essence as to the performance of the obligations required of the respective parties under this Agreement.

         8.15     Registration; Exchange; Substitution of Notes.

                  8.15.1 Registration of Notes. The Issuers shall keep at its principal executive office a register for the registration of transfers of Notes. The name and address of each Purchaser, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Issuers shall not be affected by any notice or knowledge to the contrary. The Issuers shall give to any Purchaser, promptly upon request therefor, a complete and correct copy of the names and addresses of all Purchasers.

                  8.15.2 Transfer and Exchange of Notes. Upon surrender of any Note at the principal executive office of the Issuers for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note, or part thereof), the Issuers shall execute and deliver, at its expense, one or more (as requested by the registered holder thereof) new Notes, as applicable, in exchange therefor. Any such replacement Notes shall be in an aggregate principal amount of the surrendered Note. Each such new Note shall be payable to such Person or Persons as such registered holder shall request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Notes must be transferred in denominations of $100,000 in accordance with Section 8.3 of this Agreement; provided, however, that the Notes may be transferred in denominations of less than $100,000 with respect to transfers to affiliates of the Purchasers (as such term is defined in Rule 405 of the Securities Act). Transfers hereunder shall be made by the Issuers to the extent permitted by applicable law.

                  8.15.3 Replacement of Notes. Upon receipt by the Issuers of a certificate from any Purchaser of the loss, theft, destruction or mutilation of any Note held by such Purchaser and (a) in the case of loss, theft or destruction, of security reasonably satisfactory to the Issuers, or (b) in the case of mutilation, upon surrender and cancellation thereof, the Issuers, at its own expense, shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

9.       CROSS-GUARANTY.

         9.1 Cross-Guaranty. Each Issuer hereby agrees that such Issuer is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to each Purchaser and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all obligations owed or hereafter owing to each Purchaser by each other Issuer (the "Liabilities"). Each Issuer agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its Liabilities under this Section 9 shall not be discharged until payment and performance, in full, of the Liabilities has occurred, and that its obligations under this Section 9 shall be absolute and unconditional, irrespective of, and unaffected by, the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Transaction Agreement or any other agreement, document or instrument to which any Issuer is or may become a party; the absence of any action to enforce this Agreement (including this Section 9) or any other Transaction Agreement or the waiver or consent by each Purchaser with respect to any of the provisions thereof; the existence, value or condition of, or failure to perfect its Lien against, any security for the Liabilities or any action, or the absence of any action, by each Purchaser in respect thereof (including the release of any such security); the insolvency of any Issuer; or any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Issuer shall be regarded, and shall be in the same position, as principal debtor with respect to the Liabilities guaranteed hereunder.

         9.2 Waivers by Issuers. Each Issuer expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel any Purchaser to marshal assets or to proceed in respect of the Liabilities guaranteed hereunder, against any other party or against any security for the payment and performance of the Liabilities before proceeding against, or as a condition to proceeding against, such Issuer. It is agreed among each Issuer and each Purchaser that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the Transaction Agreements and that, but for the provisions of this Section 9.2 and such waivers, the Purchasers would decline to enter into this Agreement.

         9.3 Benefit of Guaranty. Each Issuer agrees that the provisions of this Article 8 are for the benefit of each Purchaser and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Issuer or any Purchaser, the obligations of such other Issuer under this Agreement and the Transaction Agreements.

         9.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any Transaction Agreement, and except as set forth in Section 9.7, each Issuer hereby expressly and irrevocably subordinates to payment of the Liabilities any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Liabilities are indefeasibly paid in full in cash. Each Issuer acknowledges and agrees that this subordination is intended to benefit each Purchaser and shall not limit or otherwise affect such Issuer's liability hereunder or the enforceability of this Section 9.4, and that each Purchaser and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.4.

         9.5 Election of Remedies. If any Purchaser may, under applicable law, proceed to realize its benefits under this Agreement or any Transaction Agreement giving such Purchaser a Lien upon any Collateral, whether owned by any Issuer or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, any Purchaser may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 9. If, in the exercise of any of its rights and remedies, any Purchaser shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Issuer or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Issuer hereby consents to such action by such Purchaser and waives any claim based upon such action, even if such action by such Purchaser shall result in a full or partial loss of any rights of subrogation that each Issuer might otherwise have had but for such action by such Purchaser. Any election of remedies that results in the denial or impairment of the right of any Purchaser to seek a deficiency judgment against any Issuer shall not impair any other Issuer's obligation to pay the full amount of the Liabilities. In the event any Purchaser shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or this Agreement or any Transaction Agreements, such Purchaser may bid all or less than the amount of the Liabilities and the amount of such bid need not be paid by such Purchaser but shall be credited against the Liabilities. The amount of the successful bid at any such sale, whether such Purchaser or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Liabilities shall be conclusively deemed to be the amount of the Liabilities guaranteed under this Section 9, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which any Purchaser might otherwise be entitled but for such bidding at any such sale.

         9.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Issuer's liability under this Section 9 (which liability is in any event in addition to amounts for which such Issuer is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the net amount of all Loans advanced to any other Issuer under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Issuer; and (ii) the amount that could be claimed by Purchasers from such Issuer under this Section 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Issuer's right of contribution and indemnification from each other Issuer under Section 9.7.

         9.7 Contribution with Respect to Guaranty Obligations. To the extent that any Issuer shall make a payment under this Section 9 of all or any of the Liabilities (other than Loans made directly to that Issuer) (a "Guarantor Payment") that exceeds the amount such Issuer would otherwise have paid if each Issuer had paid the aggregate Liabilities satisfied by such Guarantor Payment in the same proportion that such Issuer's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Issuers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Liabilities and termination of the Commitments) such Issuer shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Issuer for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the "Allocable Amount" of any Issuer shall be equal to the maximum amount of the claim that could then be recovered from such Issuer under this Section 9.7 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. This Section 9.7 is intended only to define the relative rights of Issuers and nothing set forth in this Section 9.7 is intended to or shall impair the obligations of Issuers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section
9.7. Nothing contained in this Section 9.7 shall limit the liability of any Issuer to pay the Loans made directly or indirectly to that Issuer and accrued interest, fees and expenses with respect thereto for which such Issuer shall be primarily liable. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Issuer to which such contribution and indemnification is owing. The rights of the indemnifying Issuers against other Issuer under this Section 9.7 shall be exercisable upon the full and indefeasible payment of the Liabilities and the termination of the commitments by the Purchasers.

         9.8      Liability Cumulative. The liability of Issuers under this
Section 9 is in addition to and shall be cumulative with all liabilities of each Issuer to each Purchaser under this Agreement and the Transaction Agreements to which such Issuer is a party or in respect of any Liabilities or obligation of the other Issuers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.


                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

                    [SIGNATURES TO NOTE PURCHASE AGREEMENT]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.


                                    THE ISSUER:

                                    U.S. REALTEL, INC.


                                    By:
                                       ----------------------------------------
                                       Printed Name:
                                                    ---------------------------
                                       Title:
                                             ----------------------------------


                                    CYPRESS COMMUNICATIONS, INC.


                                    By:
                                       ----------------------------------------
                                       Printed Name:
                                                    ---------------------------
                                       Title:
                                             ----------------------------------

                    [SIGNATURES TO NOTE PURCHASE AGREEMENT]


                                    THE PURCHASERS:

                                    NORO MOSELEY PARTNERS V, L.P.


                                    By:
                                       ----------------------------------------
                                       Printed Name:
                                                    ---------------------------
                                       Title:
                                             ----------------------------------

                    [SIGNATURES TO NOTE PURCHASE AGREEMENT]


                                    THE PURCHASERS:

                                    WAKEFIELD GROUP III, LLC


                                    By:
                                       ----------------------------------------
                                       Printed Name:
                                                    ---------------------------
                                       Title:
                                             ----------------------------------

                                   THE PURCHASERS:


                                   J. OLIVER CUNNINGHAM TRUST, dated
                                   February 26, 1971, an Indiana trust


                                   By:
                                      -----------------------------------------
                                   Name:  Ross J. Mangano
                                   Title: Trustee


                                   ANNE. C. MCCLURE TRUST, dated February 26,
                                   1971, an Illinois trust


                                   By:
                                      -----------------------------------------
                                   Name:  Ross J. Mangano
                                   Title: Trustee


                                   JANE C. WARRINER TRUST, dated February 26,
                                   1971, an Indiana trust


                                   By:
                                      -----------------------------------------
                                   Name:  Ross J. Mangano
                                   Title: Trustee

                                   SCHEDULE I

         PURCHASER                         PRINCIPAL
                                           AMOUNT OF          SHARES OF          AGGREGATE
                                              NOTE            PREFERRED        PURCHASE PRICE
                                                                STOCK
---------------------------------------------------------------------------------------------
Noro-Moseley Partners V, LP                $7,290,000            72.9            $7,290,000
9 North Parkway Square
4200 Northside Parkway
Atlanta, GA 30327

The Wakefield Group III, LLC               $1,670,000            16.7            $1,670,000
1110 East Morehead Street
Charlotte, NC 28204

J. Oliver Cunningham Trust                 $  346,667            3.47            $  346,667
112 W. Jefferson Blvd.
Suite 613
South Bend, IN 46601

Anne C. McClure Trust                      $  346,667            3.46            $  346,667
112 W. Jefferson Blvd.
Suite 613
South Bend, IN 46601

Jane C. Warriner Trust                     $  346,666            3.47            $  346,666
112 W. Jefferson Blvd.
Suite 613
South Bend, IN 46601

                                    ANNEX A


         "AFFILIATE" shall have the meaning ascribed to such term under Rule 405 of the Securities Act.

         "AGREEMENT" shall have the meaning set forth in the introduction.

         "ASSET PURCHASE AGREEMENT" shall have the meaning set forth in the recitals.

         "ASSOCIATE" shall have the meaning ascribed to such term under Rule 405 of the Securities Act.

         "BOARD OF DIRECTORS" shall mean the Board of Directors of the Issuer.

         "BUSINESS" shall have the meaning set forth in the recitals.

         "BUSINESS DAY" shall have the meaning set forth in Section 2.3.

         "COMMON STOCK" shall have the meaning set forth in the Recitals.

         "COMMON STOCK EQUIVALENTS" shall have the meaning set forth in Section 2.7.4.

         "CONVERSION DATE" shall have the meaning set forth in Section 2.5.

         "CONVERSION NOTICE" shall have the meaning set forth in Section 2.5.1.

         "CONVERSION PRICE" shall have the meaning set forth in Section 2.5.

         "CONVERSION STOCK" shall have the meaning set forth in Section 7.14.2.

         "COPYRIGHT" shall have the meaning set forth in Section 3.11.

         "DEFAULT RATE" shall have the meaning set forth in Section 2.2.

         "EMPLOYEE PLANS" shall have the meaning set forth in Section 3.23

         "ENCUMBRANCES" shall have the meaning set forth in Section 3.6.

         "ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 3.18.

         "ERISA" shall have the meaning set forth in Section 3.23

         "EVENT OF DEFAULT" shall have the meaning set forth in Section 8.12.1.

         "EXCHANGE ACT" has the meaning set forth in Section 3.7.

         "EXERCISE DATE" shall have the meaning set forth in Section 1.3.

         "EXERCISE PRICE" shall have the meaning set forth in Section 1.3.

         "FORM 10-K" shall have the meaning set forth in Section 3.8.

         "FORM 10-Q" shall have the meaning set forth in Section 3.8.

         "FULLY EXERCISING PURCHASER" shall have the meaning set forth in
Section 7.14.2

         "GAAP" shall mean generally accepted accounting principles.

         "HAZARDOUS SUBSTANCE" shall have the meaning set forth in Section 3.18.

         "INDEPENDENT DIRECTORS" shall have the meaning set forth in Section
7.5.

         "INTELLECTUAL PROPERTY RIGHTS" shall have the meaning set forth in
Section 3.11.

         "ISSUANCE NOTICE" shall have the meaning set forth in Section 7.14.

         "ISSUER" shall have the meaning set forth in the introduction.

         "ISSUER SECURITIES" shall have the meaning set forth in Section 7.14.

         "MATERIAL ADVERSE EFFECT" shall have the meaning set forth in Section 3.1.

         "MATERIAL CONTRACT" shall have the meaning set forth in Section 3.10.

         "MATURITY DATE" shall have the meaning set forth in Section 2.1.

         "NOTE" shall have the meaning set forth in the recitals.

         "PERMITTED LIENS" shall have the meaning set forth in Section 7.6 hereof.

         "PERSON" includes an individual, a corporation, a partnership, a trust, an unincorporated organization, and the executors, administrators or other legal representatives of an individual.

         "PREFERRED STOCK" shall have the meaning set forth in the recitals.

         "PROPOSED ISSUANCE" shall have the meaning set forth in Section 7.14.

         "PURCHASE PRICE" shall have the meaning set forth in Section 1.2.

         "PURCHASER" shall mean each Purchaser on the signature page hereto and any subsequent holders of the Notes or Warrants purchased by the Purchasers hereunder. For purposes of determining the aggregate amount of Notes owned by a Purchaser, such amount shall include the aggregate amount of all Notes held by Affiliates of such Purchaser.

         "QUALIFIED PLANS" shall have the meaning set forth is Section 3.23

         "REDEMPTION DATE" shall have the meaning set forth in Section 2.8.1.

         "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in
Section 5.4.

         "SEC" shall mean the Securities and Exchange Commission.

         "SECURITIES ACT" shall have the meaning set forth in Section 3.4.

         "STOCKHOLDER" shall mean any holder of the capital stock of the Issuer.

         "SUBSIDIARY" shall mean any entity in which the Issuer owns or controls, directly or indirectly, 50% or more of the capital stock or other equity securities of such entity.

         "TRANSACTION AGREEMENTS" shall have the meaning set forth in Section
3.4.

         "VOTING AGREEMENT" shall have the meaning set forth in Section 5.3.

         "WARRANTS" shall have the meaning set forth in the recitals.

         "WORLDCOM ABN TRANSACTION" shall have the meaning set forth in the recitals.